Exhibit 99.3

The GEO Group, Inc. (GEO)

Q1 2015 Earnings Call

CORPORATE PARTICIPANTS

Pablo E. Paez

Vice President-Corporate Relations

George C. Zoley

Chairman & Chief Executive Officer

Brian R. Evans

Chief Financial Officer & Senior Vice President

John M. Hurley

Senior VP, President-GEO Corrections & Detention

Ann M. Schlarb

Senior Vice President and President, GEO Care

OTHER PARTICIPANTS

Kevin D. McVeigh

Macquarie Capital (USA), Inc.

Tobey Sommer

SunTrust Robinson Humphrey, Inc.

Brian Hoffman

Avondale Partners LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to The GEO Group’s First Quarter 2015 Earnings Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Vice President of Corporate Relations. Sir, please go ahead.

Pablo E. Paez

Vice President-Corporate Relations

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first quarter 2015 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention; and Ann Schlarb, President of GEO Care.

This morning, we will discuss our first quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com. Today we will discuss non-GAAP basis information. A reconciliation from non- GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman & Chief Executive Officer

Thanks, Pablo, and good morning to everyone. Thanks for joining us as we review our first quarter results and provide an update of our efforts to pursue quality growth opportunities and create value for our shareholders.

As we disclosed in our earnings announcement this morning, we reported $0.72 per share in adjusted funds from operations for the first quarter 2015, which is at the top end of our previously issued guidance. This represents a year-over-year increase despite the impact from the strengthening of the U.S. dollar on our international operations and the higher interest expense in share count compared to a year ago. We are pleased with our strong first quarter results and we continue to be optimistic regarding the outlook for our company and for several reasons.

First, as we’ve previously announced we are scheduled to activate our 1,940-bed Great Plains Facility in Oklahoma. This company-owned facility was awarded a 10-year contract with the Federal Bureau of Prisons and we expect to start intake in June. We are also scheduled to complete our $45 million expansion of our company- owned Adelanto California ICE Detention facility. This expansion will provide 640 additional beds and a new capacity of 1,940 beds with intake scheduled to begin in July. In addition, earlier this week we announced the mobilization of our company-owned North Lake Correctional Facility in Michigan during the second quarter. The decision to mobilize this facility was made as a result of the current demand for out of state correctional bed space. The mobilization will entail hiring staff and purchasing supplies in order to prepare the previously idle facility to receive inmates. While we do not currently have a contract to house inmates at the facility, we believe that we may secure one or more contracts in the near future and expect we may need to activate the facilities in the next 60 days to 90 days.

Our $36 million expansion of the Karnes Texas Residential Center is scheduled for completion by the end of the fourth quarter. The expansion will add 626 beds at this company-owned facility and achieve a new capacity of 1,158 beds. In Australia, we’ve begun construction of the $700 million Ravenhall Correctional Facility for the state of Victoria. GEO’s Consortium is the developer of the facility, which will include a $100 million investment by GEO. The 1,300 bed facility is on schedule for completion in the fourth quarter of 2017. Subsequently GEO would begin a 25-year contract providing secure residential care and state-of-the-art offender rehabilitation services during custody as well as post-release.

We are also pleased with our recent announcement regarding the State of Victoria’s 19-year extension of our 947 bed Fulham Correctional Center, which GEO developed, financed, and has been operating for almost 18 years. This important contract extension is indicative of the stable nature of our unique business. While these are all very positive developments, these activations will result in significant start up activity during the second quarter, which coupled with slightly lower and slower ramp up schedule at our Mesa Verde Detention Facility, which opened in March have resulted in higher than expected start up costs during the second quarter. Second, our international operations for the balance of the year are expected to continue to be impacted by the strengthened U.S. dollar. And finally, we have historically discussed federal populations tend to experience seasonal fluctuations primarily during the first quarter and part of the second quarter of each year.

During the first few months of the year, we have experienced additional softness in immigration populations at three of our 11 ICE facilities. But as we have discussed before our federal contracts typically include contractual guarantees that ensure the delivery of high quality services for our customers and to assist and underpin our financial performance. Our guidance now assumes a more gradual seasonal adjustment, which primarily impacts the second quarter as populations return to more normalized levels during the second half of the year. Both the budget that was enacted by Congress in March for fiscal year 2015 and the President’s budget request for fiscal year 2016 provides funding for 34,000 detention beds as in previous years. These different factors primarily impacting our second quarter have resulted in slight adjustment of approximately $0.05 per share of our AFFO guidance for the year. We do not expect this will have a negative impact on our dividend program, which is presently between 73% and 75% of our projected AFFO guidance range.

Despite these near-term challenges, our company has accomplished several significant milestones so far this year. With the potential reactivation of our North Lake Michigan Facility we will have successfully reactivated more than 4,000 beds in inventory so far this year. Additionally, we have integrated approximately 6,500 additional beds from the LCS acquisition last quarter, which involved eight facilities in three states and approximately 700 employees.

With the LCS acquisition, GEO now has 106 facilities with a total capacity of 85,500 beds including our projects under development. Prospectively we will have approximately 2,000 beds in idle facilities and have several active efforts to redeploy this available capacity. There are a number of publicly known opportunities in the U.S. and overseas we are currently pursuing totaling several thousand beds. We are also exploring a number of non-public opportunities that relate to both new project development and potential asset purchases. We are also enthusiastic about the opportunity to expand our delivery of offender rehabilitation services as we announced last quarter we are beginning this year and making additional annual investment of $5 million to expand our GEO Continuum of Care platform.

As a REIT, GEO is obviously focused on providing infrastructure to service government agencies in the fields of detention, corrections and post-release facilities. But additionally, as a service provider our commitment is to be the world’s leader in the delivery of offender rehabilitation and community reentry programs, which is in line with the increased emphasis on rehabilitation around the world. As the world’s largest provider of detention and correctional services, we are pleased to have been successful in combining investments in government infrastructure with best-in-class social services.

At this time, I would like to turn the call over to Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President

Thank you, George and good morning to everyone. Before addressing our quarterly results, for those investors new to GEO, I’d like to briefly touch upon our company’s attractive investment characteristics, which are underpinned by our robust real estate portfolio of company-owned and leased facilities. Our total real estate portfolio encompasses more than 17 million square feet in owned, leased and managed facilities, and we own more than 4,000 acres of land across the United States.

We currently own or lease approximately 70% of our facilities worldwide and approximately 70% of our net operating income is generated by our company-owned and company leased facilities. We have stable and sustainable income through increasingly longer term contract arrangements. We have a diversified base of investment-grade government customers with multiple individual contracts, with no single customer contract representing more than 5% of our revenues. We have historically enjoyed solid occupancy rates in the mid to high-90%s and strong customer retention rates in excess of 90%. Our long-term assets have a physical useful life of as long as 75 years or longer and require relatively low levels of maintenance CapEx, estimated at approximately 5% of our net operating income.

Moving to our financial results, we are pleased with our first quarter results. As disclosed in our press release today, our adjusted funds from operations for the first quarter 2015 increased to $0.72 per share from $0.71 per share for the first quarter 2014. Our adjusted EPS for the first quarter was $0.41, which reflects an adjustment for $1.6 million net of tax and one time transaction expenses related to our previously disclosed LCS acquisition. On a GAAP basis we reported first quarter 2015 net income attributable to GEO of $0.39 per share in line with the first quarter a year ago.

Our revenues for the first quarter 2015 increased to approximately $427 million from $393 million a year ago. Our quarterly revenues include approximately $22 million in construction revenue associated with our contract for the development and operation of our Ravenhall Prison project in Australia.

For the first quarter 2015, we reported NOI of approximately $116 million, up from $108 million from the first quarter of 2014. Compared to first quarter of 2014, our first quarter 2015 results reflect the reactivation of 300 - bed company-owned McFarland Community Reentry Facility in California during August of 2014, the opening of the 400-bed company-owned Alexandria Transfer Center in Louisiana in November 2014; approximately $22 million in construction revenue related to our Ravenhall Prison project in Australia and the opening of approximately a dozen new day reporting centers in Pennsylvania, California, and Virginia during 2014.

Moving to our outlook for the balance of the year, as George mentioned, we have updated our guidance to reflect several factors impacting primarily the second quarter. Additionally, as disclosed in our press release, our construction revenue from the Ravenhall Australia project is impacted by the strengthening of the U.S. dollar and is now expected to be approximately $120 million for the full year versus the $137 million previously anticipated. Therefore, our total revenue for the year is expected to be in a range of $1.87 billion to $1.89 billion. Our 2015 AFFO per share is expected to be in a range of $3.30 to $3.39. We expect 2015 adjusted EPS to be between $1.90 to $1.97 per share.

For the second quarter of 2015, we expect revenues to be in a range of $445 million to $450 million including $14 million in construction revenue related to the Ravenhall Australia project. The second quarter AFFO is expected to be in a range of $0.76 to $0.80 per share. EPS for the second quarter is expected to be between $0.40 and $0.43 per share. With respect to our liquidity position, we continue to add ample borrowing capacity of approximately $240 million under our revolving credit facility, in addition to an accordion feature of $350 million under the credit facility and approximately $70 million in cash on hand. With respect to our other uses of cash, we expect our project and growth CapEx to be approximately $55 million in 2015 and we have approximately $20 million in scheduled annual principal payments of debt.

With respect to our dividend payments as we announced this morning, we had declared a quarterly cash dividend of $0.62 per share consistent with our commitment to return value to our shareholders. As we have previously guided, we expect to maintain a dividend payout ratio of at least 75% to 80% of our AFFO and our Board remains committed to reviewing our dividend policy at least once a year in November to coincide with the release of our third quarter earnings.

With that, I will turn the call to John Hurley for a review of our market opportunities. John?

John M. Hurley

Senior VP, President-GEO Corrections & Detention

Thanks, Brian, and good morning to everyone. I’d like to address select publicly-known business development opportunities in our key segments, starting with the federal market and the three federal government agencies that we serve.

As we have previously reported, GEO has a long-standing partnership with the Federal Bureau of Prisons, the United States Marshals Service and the U.S. Immigration & Customs Enforcement, or ICE, and we provide cost-effective solutions for them at a number of facilities across the country. We continue to see meaningful opportunities for us to partner with all three of these federal agencies, particularly as increased emphasis is placed on offender rehabilitation programs and community reentry services.

With respect to our 2015 scheduled project activations, in March of this year, we began the intake process at our 400-bed company-owned Mesa Verde Detention Facility in California under an agreement with ICE. We have previously completed a $10 million renovation of the Mesa Verde Facility, which is expected to generate approximately $17 million in annualized revenues. During the second quarter, we expect to begin intake at our 1,940-bed company-owned Great Plains Correctional Facility in Oklahoma under a new 10-year contract with the Federal Bureau of Prisons, which is expected to generate approximately $35 million in annualized revenues.

In California, we are scheduled to complete the development of a $45 million expansion of our company-owned Adelanto ICE Detention Facility in July 2015. This important expansion will increase the facility’s capacity from 1,300 beds to 1,940 beds, and is expected to generate approximately $21 million in additional annual revenues. Finally in Texas, we are developing a $36 million expansion to our company-owned Karnes ICE Residential Center, which will add 626 beds, bringing the Center’s capacity to 1,158 beds. The 626-bed expansion is expected to be completed by year-end 2015 and is expected to generate approximately $20 million in annualized revenues. In addition to these projects under development, ICE has issued request for information for several company-owned and operated detention facilities, ranging from 800 to 2,000 beds in different locations around the country.

Turning to our state market segment, several states continue to face capacity constraints and inmate population growth and many of our state customers require additional beds as aging, inefficient prisons need to be replaced with new, more cost-efficient facilities. As previously reported, in the states where we currently operate the average age of the state prisons ranges from approximately 30 to 60 years old.

With respect to known opportunities the states of Vermont and Washington have pending procurements for the housing of approximately 700 and 1,100 inmates respectively in out-of-state facilities. We have submitted our proposals to both states and are awaiting a contract decision.

In Oklahoma, the state had previously issued a request for proposal for up to 2,000 beds at in-state facilities. While this particular procurement did not move forward, we believe that the state of Oklahoma continues to have a need for correctional beds and we are continuing to monitor this opportunity. Additionally, there are several states including Arizona, Ohio and others, which are considering public-private partnerships for the housing of inmates as well as the development and operation of new and replacement correctional facilities.

With respect to our international markets, our GEO Australia subsidiary recently signed a contract with the State of Victoria for the continued management and operations of the 947 bed Fulham Correctional Center. The contract will have a term of approximately 19 years and three months effective July 1, and is expected to generate approximately A$58 million in annualized revenues.

GEO Australia is also continuing to work in our project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. This large scale project is expected to be completed in late 2017 and will provide an unprecedented level of in-prison and post-release rehabilitation programs. The Ravenhall facility will have a unified commitment to providing innovative approaches to reducing reoffending including the establishment of the world’s first fully integrated Good Lives Model delivered through the GEO Continuum of Care.

The project is being developed under a public-private partnership structure with GEO making an investment of A$115 million with expected returns on investment consistent with our company-owned facilities. The contract is expected to generate in excess of A$100 million in annualized revenues for GEO under a 25-year contract with the State of Victoria.

At this time, I will turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President and President, GEO Care

Thank you, John, and good morning, everyone. Turning to our GEO Care segment, each of our divisions continue to pursue several new growth opportunities. Our reentry services division continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community-based reentry services in both residential facilities and non-residential day reporting centers. We activated two new day reporting centers in the first quarter. These were at Baton Rouge Louisiana and Chatham, Illinois. We were also awarded four new Louisiana day reporting center contracts in the first quarter, which are scheduled for activation in the second quarter. These six new contracts are expected to generate more than $3 million in annualized revenue.

With respect to our residential reentry centers late last year we activated a new company leased 240-bed residential reentry center in Newark under a contract with the state of New Jersey, which is expected to generate approximately $5.5 million in annualized revenues. Our youth services division continues to work towards maximizing the utilization of our existing asset base and has continued to undertake several marketing and consolidation initiatives to increase the overall utilization of our existing youth services facilities. Our Ohio and Texas facilities have continued to experience a strong census consistent with the higher occupancy rates experienced last year.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. Overall, BI continues to grow its market share of the electronic monetary market in the United States and during the first quarter of 2015, BI’s revenues increased 11% year-over-year.

At this time, I will turn the call back to George for his closing remarks.

George C. Zoley

Chairman & Chief Executive Officer

Thank you, Ann. In closing, we are pleased with our first quarter results. We remain optimistic about the outlook for our company. We have updated our guidance for the balance of the year to reflect several factors primarily affecting our second quarter. However, despite these near-term challenges we are looking forward to several imminent drivers of growth. In the next 60 to 90 days, we expect to activate approximately 4,300 beds at three facilities located in California, Oklahoma, and Michigan.

In the fourth quarter, we will activate a 626 bed expansion at the Karnes Texas Residential Center. In Victoria, Australia we are developing a $700 million 1,300 bed facility that will have the most expansive offender rehabilitation program in the world. This new organic growth activity is the most significant that we have experienced in sometime.

Additionally, we have successfully integrated 6,500 new beds from the LCS acquisition and are working diligently to improve the operational and financial performance of these new assets as we’ve done in the past. We are pursuing several publicly known opportunities and also exploring a number of other non-public opportunities for the development of new projects and the potential purchase of additional assets.

We believe that our diversified growth and investment strategies have positioned GEO as the world’s leading provider of corrections, detention and offender rehabilitation services. We expect all these efforts will continue to drive growth for our company and we remain focused on effectively allocating capital to enhance value for our shareholders.

This concludes our presentation. I would now like to open the call to your questions.

QUESTION AND ANSWER SECTION

Operator: Our first question comes from Kevin McVeigh from Macquarie. Please go ahead.

Kevin D. McVeigh

Macquarie Capital (USA), Inc.

Great. Thanks, and thanks for the update. Hey, George, I wanted to focus more – or Brian – on LCS, the integration on that, and where you see the incremental upside relative to initial expectations, and how we should think about flow through in terms of filling some of that incremental capacity if we could?

George C. Zoley

Chairman & Chief Executive Officer

Well, I think to summarize, we have assigned the eight facilities to our eastern and central region. Our people have met with the new clients. We’ve made some changes in the management at those facilities. We are doing some physical plant improvement. We are further strengthening our operations and letting the clients know that those facilities are under new management and ready for more responsibilities and the responses we’ve gotten so far from the clients have been very positive and we are optimistic that in over some period of time, we will be able to improve the operational and financial performance of those facilities as we’ve done with past acquisitions.

Kevin D. McVeigh

Macquarie Capital (USA), Inc.

Okay. And then in terms of California, it seems like you have spent a concerted effort obviously to add capacity there. Is there anything you are seeing? Is it more of positioning more for a state opportunity, counties? Or how are we thinking about the opportunity in California just relative to – obviously the state continues to bump up and not really be able to address the overcrowding issues that they are under order to meet?

George C. Zoley

Chairman & Chief Executive Officer

Well, we see California as an important location for both our federal clients as well as the State of California. I think it’s known that California has met their latest objectives this year for achieving capacity milestones. But as they approach next year’s milestones, they will be considering other options because of facilities and capacities just doesn’t appear overnight. These things have to planned and will take several months. I’m not aware of any significant existing available capacity by anybody or any new capacity in that state will have to be constructed by somebody. All of our previously idle facilities have now been re-commissioned either for California or for federal clients. [indiscernible] facilities in the State of California, but we do have additional opportunities to additional capacity, but it will take new construction to do so.

Kevin D. McVeigh

Macquarie Capital (USA), Inc.

Got it. And then George if I could, any updates on Florida in terms of potential opportunities there?

George C. Zoley

Chairman & Chief Executive Officer

Well, the session is I think, abruptly stopped and will reconvene in the near future. So as most of the other states around the country they’re in session and you really don’t know the outcome of any new opportunity so until the sessions are completed, which is usually late June.

Kevin D. McVeigh

Macquarie Capital (USA), Inc.

Okay. Thank you very much.

Operator: [Operator Instructions] The next question comes from Tobey Sommer from SunTrust. Please go ahead.

Tobey Sommer

SunTrust Robinson Humphrey, Inc.

Thank you. Wanted to ask a question in the context of your activity with the Michigan facility. Is there a slight change in tone, or a broad change in tone, in the urgency and just-in-time nature of the demand that you are hearing you may get from clients? Or is this a more specific and isolated instance, where there are a couple of clients that may need beds in a short timeframe? Thanks.

George C. Zoley

Chairman & Chief Executive Officer

Well in considering the opening of that facility, we’ve been focused on the timelines necessary to do an effective recruitment and training of people for an opening and that requires approximately eight weeks. So that has been the focus of our planning that since we concluded we need that minimal time period and when we begin recruitment and training. Those are public actions. We felt obligated to give a public notice of what we’re doing with that facility, because we are hopeful that we can reactivate that facility over the next 60 to 90 days and we need to begin our preparations, which will become very quickly publicly apparent to a number of parties.

Tobey Sommer

SunTrust Robinson Humphrey, Inc.

Do you have prospects; do you think to occupy the facility fully?

George C. Zoley

Chairman & Chief Executive Officer

Well, we are hoping to activate the entire facility.

Tobey Sommer

SunTrust Robinson Humphrey, Inc.

Okay. Given how idle beds are declining pretty rapidly, I’m curious if you think that changes the way your customers that are experiencing some inmate population growth engage with you and think about their planning. Does that increase their desire to lock something up ahead of time, for example? Thanks.

George C. Zoley

Chairman & Chief Executive Officer

Well there certainly are some states on the state-by-state basis that are continuing to experience overcrowding and need of capacity and we’ve had conversations with them about what we have available, but as you point out it’s a declining supply at least on our side and in some locations the only solution would be new construction. While we have, as I’ve said previously, approximately 2,000 idle beds. I think there is much more need than that around the country and we expect to see continued growth notwithstanding any present discussions for judicial reform that may affect prison population.

Tobey Sommer

SunTrust Robinson Humphrey, Inc.

If so, is it fair to say that looking out into 2016 or 2017, you’re more likely to be engaged in new construction and utilizing some capital as you look out a little farther?

George C. Zoley

Chairman & Chief Executive Officer

Yeah, I would think by 2017 we hopefully will not have any idle facilities and we will be looking at all new greenfield construction projects.

Tobey Sommer

SunTrust Robinson Humphrey, Inc.

Thank you very much for your time.

Operator: The next question comes from Brian Hoffman from Avondale Partners. Please go ahead.

Brian Hoffman

Avondale Partners LLC

Hey, good morning and thank you for taking the questions. First, can you give us a range of how much the Michigan opportunity contributes to your 2015 revenue guidance?

Brian R. Evans

Chief Financial Officer & Senior Vice President

Right now what we put into the guidance for Michigan is the startup cost and the start up related activity that George discussed. We haven’t included any revenue or associated profit with a potential activation of the facility.

Brian Hoffman

Avondale Partners LLC

Got it. Okay. Thank you. And then can you give us any details on how much foreign exchange rates impacted the first quarter? And then specifically, how much of that shows through the Australian construction revenues, if any, versus operating revenues?

Brian R. Evans

Chief Financial Officer & Senior Vice President

FX in the first quarter was probably about $6 to $7 million and about half of that is related to construction.

Brian Hoffman

Avondale Partners LLC

Got it. Thank you. Got it. And then, with respect to ICE, we’re starting to see in the news that there’s expectations of another surge in immigration this summer. And given the reallocation of funding for ICE that we’ve seen and new facilities that have opened over the past year, in your view, is ICE prepared to deal with another surge this summer? Or is there a possibility or potential that we see another round of increased funding or facilities there? Thanks.

George C. Zoley

Chairman & Chief Executive Officer

I really can’t speak for ICE, but I’m sure they’ve had plenty of sessions on how to deal with different situations over the years and so we don’t know exactly what those scenarios are, but as we’ve indicated several of our new expansions are on behalf of ICE.

Brian Hoffman

Avondale Partners LLC

Got it. Okay. Thank you. Then my last question for you, just going back to the LCS acquisition, when it was acquired you had previously talked about a normalized run rate within 12 to 24 months. Has that timeline changed, or is that still where you are looking at?

George C. Zoley

Chairman & Chief Executive Officer

I think we’re still looking at that timeline.

Brian Hoffman

Avondale Partners LLC

Okay great, that’s all from me. Thank you.

George C. Zoley

Chairman & Chief Executive Officer

Operator? Operator? Operator?

Operator: [Operator Instructions]. The next question comes from Ryan Meliker from MLV & Company. Please go ahead.

George C. Zoley

Chairman & Chief Executive Officer

Operator?

Operator: [Operator Instructions]. The next question comes from Ryan Meliker from MLV & Company. Please go ahead.

George C. Zoley

Chairman & Chief Executive Officer

We can’t hear the caller’s voice.

George C. Zoley

Chairman & Chief Executive Officer

Operator? Operator?

Operator: Hello, is Ryan there?

Brian R. Evans

Chief Financial Officer & Senior Vice President

Can move to the next question? We will see if we can come back to him if there is another question in the queue. Doesn’t seem like we can hear him?

Operator: Okay, I’m sorry about that. Okay, this concludes our question-and-answer session. I would now like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman & Chief Executive Officer

Okay. Thank you, all for joining us today. We look forward to addressing you in the next quarterly conference call.

Operator: This concludes this conference. Thank you for attending today’s presentation. You may now disconnect.